SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                   FORM 8-A/A

                                (Amendment No. 1)

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                                 PHH Corporation
             (Exact name of registrant as specified in its charter)

       Maryland                     1-7797                      52-0551284
(State of incorporation     (Commission File Number)          (IRS Employer
    or organization)                                        Identification No.)


 11333 McCormick Road, Hunt Valley, MD                             21031
(Address of principal executive offices)                         (Zip Code)



  Securities to be registered pursuant to Section 12(b) of the Act:

Preferred Share Purchase Rights                 Name of each exchange on which
                                                each class is to be registered

                                                    New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act: None

                              Title of each class
                              to be so registered:

                                      None

                  The registrant hereby amends Item 1 of its Registration Statement on Form 8-A, dated March 25, 1996, by adding the information set forth below. The registrant also amends Item 2 by adding the First Amendment to the Rights Agreement as Exhibit 2.


Item 1.  Description of Registrant's Securities to be Registered.

Amendment to the Rights Agreement

                  On November 10, 1996, HSF Incorporated ("HSF"), Mercury Acq. Corp., a wholly-owned subsidiary of HSF ("Mercury"), and the Company entered into an Agreement and Plan of Merger, dated as of November 10, 1996 (the "Merger Agreement"), providing, among other things, for the merger (the "Merger") of Mercury with and into the Company whereupon the Company will become a wholly-owned subsidiary of HSF.

                  In connection with the Merger Agreement, the Company and First Chicago Trust Company of New York, as Rights Agent, entered into the First Amendment (the "Amendment") to the Rights Agreement, dated as of November 13, 1996. The Amendment provides, among other things, that (A) none of the approval, execution or delivery of the Merger Agreement or the consummation of the Merger and the other transactions contemplated thereby will cause (i) HSF or Mercury or any of their affiliates or associates to be deemed an Acquiring Person, (ii) a Share Acquisition Date to occur, (iii) a Distribution Date to occur or (iv) a Triggering Event and (B) the Rights shall expire immediately prior to the effective time of the Merger.

                  A copy of the Amendment is available free of charge from the Company. This summary description of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is hereby incorporated herein by reference.

Item 2.  Exhibits

Exhibit No.        Description

         *(1) Rights Agreement between the Company and First Chicago Trust Company of New York, as Rights Agent, dated as of March 15, 1996 which includes as Exhibit A the Form of Right Certificate. Pursuant to the Rights Agreement, Right Certificates will not be mailed until as soon as practicable after the earlier of the twentieth business day following announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Shares or the twentieth business day after a person commences or announces its intention to commence an offer the consummation of which would result in a person beneficially owning 20% or more of the Common Shares.

          (2) First Amendment to the Rights Agreement, dated as of November 13, 1996, between the Company and First Chicago Trust Company of New York, as Rights Agent (filed as Exhibit 2 to the Company's Current Report on Form 8-K filed on November 14,
                   1996).

---------------
*  Previously filed as an exhibit to the Registration Statement.

                                    SIGNATURE

                  Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                    PHH CORPORATION



Date:  November 14, 1996            By: /s/  Samuel H. Wright
                                        ---------------------
                                        Name:  Samuel H. Wright
                                        Title:  Vice President

                                  EXHIBIT INDEX

Exhibit                                                                              Page No.
-------                                                                              --------
*1.        Rights Agreement between the Company and First Chicago Trust Company of New York, as Rights Agent, dated as of March 15, 1996 which includes as Exhibit A the Form of Right Certificate. Pursuant to the
           Rights Agreement, Right Certificates will not be mailed until as soon as practicable after the earlier of the twentieth business day following announcement that a person or group has acquired beneficial ownership of 20% or more of the Common Shares or the twentieth business day after a person commences or announces its intention to commence an offer the consummation of which would result in a person beneficially owning 20% or more of the Common Shares.

2.         First  Amendment to the Rights  Agreement,  dated as of November  13,
           1996,  between  the  Company  and  First Chicago  Trust  Company  of
           New York,  as Rights  Agent (filed as Exhibit 2 to the Company's
           Current Report on Form 8-K filed on November 14, 1996).

---------------
* Previously filed as an exhibit to the Registration Statement.